Exhibit 99.1

Mount Tam Biotechnologies, Inc. Announces the Appointment of Jim Stapleton as Chief Financial Officer

NOVATO, CA--(April 22, 2016) -  Mount Tam Biotechnologies, Inc. ("Mount Tam") (OTC PINK: MNTM) is pleased to announce that effective May 2 Jim Stapleton will assume the role of Chief Financial Officer (“CFO”). Mr. Stapleton succeeds current interim CFO David R. Wells.

Richard Marshak, Chief Executive Officer of Mount Tam, said, "We are excited to bring Jim on board given his impressive background and track record of success. With Jim as CFO we will be focusing on strengthening our financial position to assure that we can fully leverage the Mount Tam IP portfolio and move forward with the exciting clinical opportunities that we are pursuing in mTOR modulation. I also want to take this opportunity to thank David Wells for his contributions to Mount Tam as interim CFO, and to wish him the best in his future endeavors at Wells Compliance Group."

According to Mr. Stapleton, "I’m excited to join Mount Tam as the CFO, and look forward to working with Richard and his team to advance Mount Tam’s lead compound TAM-01 and to continue to build on our leadership in the science of mTOR modulation so that we can bring additional products into the clinic. I am excited to join this great group focused on bringing new medicines to market that improve patients’ lives."

Mr. Stapleton brings over 25 years of public company CFO experience across a wide range of industries.  Mr. Stapleton is the current Audit Committee chair and a member of the Board of Directors of Summer Energy Holdings Inc. (OTC: SUME), a retail electric provider in Texas. From August 2012 to May 2014 Mr. Stapleton was the CFO of Ozone International, LLC, which provides ozone equipment and solutions to food processors. From February 2012 to June 2012 Mr. Stapleton was the CFO at Jones Soda Co. (OTC: JSDA), which develops, produces, markets and distributes premium beverages. From 2007 to 2011 Mr. Stapleton was a consultant for a variety of companies. From May 2005 through July 2007 Mr. Stapleton was the CFO of Bionovo, Inc. (OTC: BNVI), a clinical state drug discovery and development company. Mr. Stapleton earned his BA degree in Economics from the University of Washington and an MBA from the University of California Irvine Paul Merage School of Business.

About Mount Tam Biotechnologies, Inc.

Mount Tam Biotechnologies, Inc. was established to develop, optimize and bring to market leading medical compounds to better the health and well being of millions of people who have been affected by autoimmune diseases. The organization's most advanced product focuses on the treatment of systemic lupus erythematosus (SLE).

Mount Tam has partnered with the world-renowned Buck Institute for Research on Aging through a worldwide exclusive licensing and collaboration agreement. The assets, which are focused on autoimmune diseases, are highly target-specific polyketides--a class of compounds with an extremely successful track record with the F.D.A. drug approval process. The assets are supported by intellectual property consisting of over 45 worldwide issued patents and patent applications, including composition of matter, manufacturing and therapeutic area applications.

Mount Tam intends to apply its first and most advanced asset, TAM-01, to the Investigational New Drug (IND) application phase of the FDA. It has already completed non-GLP pre-clinical development. The primary focus is to develop TAM-01 for the treatment of systemic lupus erythematosus (SLE) in an expanding orphan drug market. Mount Tam will use the R&D conducted on TAM-01 as the core science for additional assets, including its second product known as TAM-02, which is currently focused on multiple sclerosis (MS).

For more information visit www.MountTamBiotech.com